Exhibit 6.2

MASTER SERVICES AGREEMENT

ReAlpha Asset Management, Inc. with offices located at 6515 Longshore Loop Suite 100 Dublin, OH 43017 (“AMI”) and ReAlpha Operations, Inc. with its principal offices located at 6515 Longshore Loop Suite 100 Dublin, OH 43017 (“Manager”) (each a “Party” or in the aggregate “Parties”) hereby enter into this Master Services Agreement (“MSA”) effective 04/28/2021 (“Effective Date”).

NOW, THEREFORE, Manager and AMI, for good and valuable mutual consideration, hereby agree as follows:

1. Structure of the Agreement. Manager or its designated affiliate shall provide the services (“Services”) specified in service schedules (“Schedules”) to, and its subsidiaries as may exist from time to time, referencing this MSA and executed by the Parties. Each Schedule may have attached one or more statements of work (“SOWs”) and exhibits. Each such Schedule, SOW, and exhibit is an “Incorporated Document.” This MSA and the Incorporated Documents are collectively referred to herein as the “Agreement.” In the event of a conflict between the terms of this MSA and the terms of any Incorporated Document, the terms of this MSA shall control; provided however, the Parties may expressly or specifically authorize in writing that a particular term or terms of an Incorporated Document shall control over a particular term of this MSA and then only to the extent provided in such Incorporated Document. Any Manager subsidiary may issue a Schedule, and such issuance will be deemed to be that subsidiary’s agreement to be bound by this Agreement. Unless the Manager otherwise agrees in writing, AMI shall guarantee payment of all Services for any Schedules under this Agreement.

2. Term and Termination.

2.1 Term. The term of this MSA begins on the Effective Date and continues until the earlier of: (a) the expiration or termination of all Incorporated Documents in accordance with their terms, or (b) the termination of this MSA in accordance with its terms, in which case all Incorporated Documents will also terminate, subject to their respective termination provisions.

2.2 Termination. This MSA or any Schedule or SOW may be terminated by either Party: (a) without cause upon one hundred eighty (180) days prior written notice; (b) with cause upon the commission of a material breach of this Agreement which is not cured within sixty (60) days after the breaching Party receives notice (except for default in payment which is addressed below); or (c) if the other Party becomes insolvent or bankrupt. The Manager may also, at its option, terminate this MSA or any Schedule or SOW or suspend the Services or any part thereof upon any failure of AMI to pay when due any amounts due hereunder, which failure remains uncured for a period of thirty (30) days after written notice of intent to terminate or suspend such services or agreements.

3. Fees, Charges and Expenses.

3.1 Fees, Charges and Expenses. AMI shall pay to the Manager all fees, charges and expenses (“Fees”) as specified in this Agreement with no right of set-off for any claim filed against the Manager. Manager shall invoice AMI in accordance with the terms set forth in the applicable Schedule or SOW. If AMI in good faith disputes an amount set forth on an invoice, AMI shall pay the undisputed amount and shall promptly notify the Manager of such dispute and work in good faith with the Manager to promptly resolve the disputed amount. All Fees will be billed and paid in U. S. dollars, unless otherwise provided in a Schedule. Except as otherwise set forth in an Incorporated Document, the Fees set forth therein may be adjusted at any time by the mutual written agreement of the Parties.

3.2 Surcharges. AMI shall pay all fuel, security or other surcharges (“Surcharges”) that may be imposed on the Manager by law or by governmental agencies. AMI also agrees to pay Surcharges imposed on the Manager by its providers, including its affiliates, provided that the Manager uses commercially reasonable efforts to minimize Surcharges and the Manager generally applies the Surcharges across its base.

3.3 Late Payments. If AMI fails to make a payment of the Fees when due, AMI shall pay to the Manager a late payment charge which shall be equal to 5% of the unpaid amount of such Fees. Such late payment fee shall be charged for any month where AMI fails to make a payment of the Fees when due.

3.4 Taxes. AMI agrees to pay, indemnify and hold the Manager and its affiliates harmless from and against all sales, use, personal property, gross receipts, excise, franchise and business taxes (including any penalties, fines or interest thereon), except for taxes on revenue earned by the Manager, imposed by any federal, state or local government or taxing authority with respect to the Services performed by the Manager under this Agreement.

4. Indemnification.

4.1 General Indemnification. Each Party (“Indemnitor”) shall indemnify, defend and hold harmless the other Party and any affiliated and controlling entities of such Party, and the directors, employees, officers, agents, subcontractors, licensors and suppliers of each of them (in each case “Indemnitee”) from and against all third party liabilities, claims, suits, demands, actions, fines, damages, losses, costs and expenses (including reasonable attorneys’ fees) (“Claims”) for injury to or death of any person or damage to or loss of improvements to real property or tangible personal property to the extent caused by or resulting from such Party’s negligent acts or omissions or willful misconduct, except to the extent caused by the Indemnitee.

4.2 Third Party Claims. AMI shall indemnify, defend and hold harmless the Manager and its Indemnitees from and against any third party Claim (including any Claim brought by Manager’s employees) arising out of or in connection with the design, manufacture, packaging, marketing, use or sale of the Goods or Services or Manager’s instructions regarding such Goods or Services.

4.3 Indemnification Procedures. With respect to a Claim for which indemnification is sought under this Section 4, the Indemnitee shall provide Indemnitor with a) prompt written notice, b) tender of the defense or settlement, and c) full cooperation in the defense. Failure to give prompt written notice of a Claim shall not affect the Indemnitee’s right to indemnification unless the failure materially and adversely affects the rights, remedies or liability of the Indemnitor. If the Indemnitor fails to honor a timely request for indemnification and has a binding legal obligation to do so, the Indemnitee shall be entitled to all costs (including reasonable attorneys’ fees) incurred in the enforcement of its indemnification rights. The Indemnitor shall not make a compromise or settlement of a Claim without the Indemnitee’s consent unless all of the following apply: (i) there is no finding or admission of any violation of law or any violation of any person’s rights by Indemnitee, (ii) there is no effect on any other Claim by or against Indemnitee, (iii) the sole relief is monetary damages that are paid by the Indemnitor, and (iv) the compromise or settlement contains an unconditional requirement to provide by the claimant or the plaintiff to the Indemnitee a release from all liability in respect of such Claim. The Indemnitee shall have no liability for any compromise or settlement made without its consent.

5. Title to Goods. Unless otherwise specified in a Schedule, title to Goods shall remain with AMI. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to waive or otherwise limit any lien rights that AMI may have under applicable law with respect to the Goods.

6. Limitation of Liability.

The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by AMI in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7. Exclusions. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PURELY ECONOMIC LOSSES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, USE, INCOME, BUSINESS OPPORTUNITIES, COSTS OF ALTERNATIVE MEANS OF TRANSPORT, MERCHANTABILITY, OR MANAGER’s GOODWILL, OR FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER WHETHER PLED UNDER TORT, CONTRACT OR ANY OTHER LEGAL THEORY. AMI SHALL HAVE NO LIABILITY TO MANAGER IN CONNECTION WITH THIS AGREEMENT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT TOGETHER WITH ALL EXHIBITS, SCHEDULES AND SOW’S. THIS EXCLUSION APPLIES TO DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, PERSONAL INJURY AND PROPERTY DAMAGE, WHETHER OR NOT RELATED TO THE GOODS BEING TRANSPORTED.

8. Confidentiality. As used herein, the term “Confidential Information” shall mean confidential information relating to the business, technology, operations and financial condition of a Party. For AMI from the date of disclosure by a Party of any of its Confidential Information, and in the case of Confidential Information that constitutes a trade secret under applicable law for so long as such Confidential Information remains a trade secret, the Party receiving such Confidential Information will not disclose such Confidential Information except as permitted herein and shall exercise the same degree of care to avoid disclosure of such Confidential Information as it employs with respect to its own Confidential Information, but not less than reasonable care.

9. Force Majeure. If and to the extent that either Party may be precluded or delayed from performance hereunder by (a) acts of war, acts of public enemies, terrorist attacks, insurrections, riots, sabotage, earthquakes, floods, acts of God, embargoes, authority of laws, labor disputes (including strikes, lockouts job actions, or boycotts) or (b) fires, air conditions, explosives, failure of electrical power, heat, light, air conditioning or communications equipment (provided that the events described in clause (b) are not due to such Party’s fault or negligence of the Party claiming relief under this Section 9) or (c) other events beyond its control (each a “Force Majeure Event”), such performance shall be excused to the extent and for the time necessitated by such Force Majeure Event. This provision shall not apply to monetary amounts owed by either Party to the other. The Manager is not liable for any loss or damage to Goods caused by a Force Majeure Event, and AMI shall have the risk of loss for such loss or damage and the responsibility to insure against the same.

10. Insurance. Each Party shall maintain commercial general liability insurance including premises or operations, broad form property damage, independent contractors, and contractual liability covering its obligations hereunder for bodily injury and property damage, with a combined single limit of not less than $1,000,000 each occurrence. In addition, AMI shall maintain workers’ compensation insurance in statutory amounts covering AMI and its employees, and employer’s liability insurance, and Manager shall maintain, during the term of this Agreement and for 12 months after the termination or expiration of the Agreement, product liability insurance in an amount not less than $1,000,000 on a per occurrence basis. All insurance required herein shall be carried with insurance companies licensed to do business in the state(s) where operations are maintained. All policies shall provide that such coverage under these policies shall not be canceled or materially changed without at least 30 days prior written notice to the other Party.

11. Independent Contractor. The Manager is an independent contractor under this Agreement. Each Party shall comply with all payroll tax withholdings, social security, unemployment and related employer obligations applicable to it. Except as set forth in a duly authorized Power of Attorney, neither Party shall hold itself out as an agent of or in a joint venture with the other Party, and neither Party shall have authority to act on behalf of the other Party.

12. Subcontractors. The Manager may subcontract all or portions of the Services to its parent, affiliates or third party service providers. Each party may disclose to its parent, or affiliates or third party service providers any Confidential Information but only to the extent necessary to perform the Services and as permitted by the Privacy Policy in effect at the time of performance.

13. Dispute Resolution Process. The Parties agree to utilize the dispute resolution process to resolve any disputes, claim or question between them with respect to this Agreement (“Dispute”) as expeditiously as possible. The Parties shall keep confidential, and shall not disclose to any person except as may be required by law, all aspects of the Dispute and the Dispute resolution process. One Party shall give written notice to the other Party of the Dispute and request commencement of the Dispute resolution process. Then, the project managers from each Party shall meet within 30 days to negotiate and use commercially reasonable efforts to promptly reach a resolution of the Dispute. If the Dispute is not resolved by the project managers within such a 90 days period, either Party may give notice to the other Party that the Dispute must be escalated to the senior officers of each Party, who will meet within 15 days to negotiate and use commercially reasonable efforts to resolve the Dispute. In the event the senior officers are unable to resolve the Dispute within 30 days unless the Parties mutually agree to extend their discussions either Party shall be free to pursue any remedies that may be available at law or in equity.

14. Warranties. ANY WARRANTIES OF THE PARTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE THE SOLE WARRANTIES MADE BY THE PARTIES AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, OF TITLE OR NONINFRINGEMENT, OF FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. IN ANY JURISDICTION WHICH DOES NOT ALLOW THE EXCLUSION OR LIMITATION OF IMPLIED WARRANTIES, ANY IMPLIED WARRANTIES, TO THE MAXIMUM EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, SHALL BE LIMITED TO THE TERM OF THIS AGREEMENT. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE APPLICABLE SCHEDULE, MANAGER’S SOLE REMEDY FOR BREACH OF ANY SUCH WARRANTY SHALL BE LIMITED TO THE REPERFORMANCE OF THE SERVICE AT ISSUE.

15. General Provisions.

15.1 Assignment; Third Party Beneficiaries. The rights and obligations under this Agreement may not be transferred or assigned to a third party by either Party without the prior written consent of the other Party; provided however, either party may transfer or assign all or part of its rights and/or obligations of this Agreement to one or more of its parent or affiliates. Under no circumstances may AMI resell any of the Services to any third party without the express written consent of the Manager. There are no third party beneficiaries under this Agreement, except that the Manager’s affiliates that perform Services are third party beneficiaries of the Manager’s rights, remedies and benefits under this Agreement.

15.2 Amendments; Waiver; Severability. This Agreement can only be modified or amended by a written instrument signed by the Parties. A waiver of any right by either Party will not constitute a waiver of such right on any subsequent occasion. Acceptance of the amounts (or lesser amounts) payable under this Agreement shall not be deemed a waiver of any default. If any provision of this Agreement is determined to be invalid, such invalidity will not affect the validity of the remaining portions of this Agreement.

15.3 Survival. The rights and obligations of this Agreement which by their nature are intended to survive expiration or termination shall so survive, including but not limited to: Sections 3, 4, 5, 6, 7, 8, 13, 14, and 15.

15.4 Controlling Law. This Agreement shall be governed by the laws of the Delaware without regard to conflicts of laws provisions.

15.5 No Use of Trademarks. Neither Party shall use the other Party’s or its affiliates’ name, logo, trademarks, service marks or trade names without the other Party’s prior written consent.

15.6 Non-Solicitation of Personnel. During the term of this Agreement and for 12 months after its expiration or termination, neither Party shall actively solicit the employment of any employee of the other Party, which employee was engaged in the performance of this Agreement. Notwithstanding the foregoing, neither Party shall be precluded from conducting general recruiting activities, such as participating in job fairs or publishing advertisements for general circulation.

15.7 Intellectual Property Rights. Manager and AMI acknowledge that the other has certain intellectual property rights that may be revealed or provided to the other Party in accordance with this Agreement. Each Party acknowledges that this Agreement does not grant any right or title of ownership in their respective intellectual property rights to the other unless specifically provided in this Agreement. Any intellectual property shall remain the originator’s property unless otherwise provided herein.

15.8 No Breach of Other Agreements. Manager and AMI each respectively represent and warrant that its execution of this Agreement does not violate any applicable law or breach any other agreement to which it is a Party or is otherwise bound.

15.9 Notice. Any notice required or permitted to be given shall, except where specifically provided otherwise, be given in writing to the person and at the address listed below by personal delivery, or certified mail, return receipt requested. The date of notice shall be as follows: the date upon which such notice is so personally delivered; if by certified mail, the date of receipt at the designated address; or if by certified mail, the date of delivery.

15.10 Record Retention. AMI shall retain all applicable books and records for 12 months subsequent to the expiration or termination of this Agreement or such longer period as may be required by any applicable regulatory requirements.

15.11 Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties with respect to the matters herein and supersedes any and all agreements and representations between the Parties made or dated prior to the Effective Date, including any agreements regarding confidentiality.

15.12 Counterparts. This MSA may be executed in several counterparts, each of which shall be considered an original but all of which taken together shall constitute but one and the same agreement. The Parties acknowledge and agree that signatures sent by facsimile shall be deemed and accepted by the Parties as originals.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

Manager	AMI

/s/ Giri Devanur.	/s/ Mike Logozzo.
Name: Giri Devanur	Name: Mike Logozzo
Title: Chief Executive Officer	Title: Chief Financial Officer